                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              LSB INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                              LSB INDUSTRIES, INC.
                          16 SOUTH PENNSYLVANIA AVENUE
                               POST OFFICE BOX 754
                             OKLAHOMA CITY, OK 73101
                               FAX: (405) 235-5067

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 19, 2001

To the Stockholders of
LSB INDUSTRIES, INC.

         The Annual Meeting of the Stockholders of LSB Industries, Inc. (the "Company") will take place at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma, on Thursday, July 19, 2001, at 11:30 a.m. (CDT), for the purpose of considering and acting upon the following matters:

         (1) The election of 4 nominees to the Board of Directors;
         (2) The approval of the selection of independent auditors;
         (3) Any other business which properly may come before the meeting or any adjournment of the meeting.

         The Board of Directors has fixed the close of business on May 31, 2001, as the record date for the determination of holders of the common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the Annual Meeting.

         To ensure the presence of a quorum at the Annual Meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

         The Company is distributing its 2000 Annual Report to Stockholders with the enclosed proxy soliciting material.

                                           By order of the Board of Directors




                                           David M. Shear
                                           Secretary

Oklahoma City, Oklahoma
June 20, 2001

                              LSB INDUSTRIES, INC.
                              16 SOUTH PENNSYLVANIA
                               POST OFFICE BOX 754
                             OKLAHOMA CITY, OK 73101

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 19, 2001

                             SOLICITATION OF PROXIES


SOLICITATION. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LSB Industries, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to take place on Thursday, July 19, 2001, at 11:30 a.m. at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma 73112, and at any adjournment thereof. The Company may use the services of its directors, officers, and employees to solicit proxies personally or by telephone, without additional compensation therefore. The Company will bear all of the costs of preparing, printing, assembling, and mailing this Proxy Statement and the Proxy Card and all of the costs of the solicitation of the proxies. The Company has also retained the services of Georgeson Shareholder to aid in the solicitation of proxies for a fee of $4,000.00, plus reasonable out-of-pocket expenses incurred by them.

REIMBURSEMENT OF EXPENSES. The Company will reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's Stock and voting Preferred Stock.

REVOCATION OF PROXY. Any stockholder giving his or her proxy may revoke it at any time before its exercise by notifying the Secretary of the Company, by facsimile or in writing.

MAILING OF PROXY STATEMENT AND PROXY CARD. This Proxy Statement and the Proxy Card are being first sent to the stockholders of the Company on or about June 20, 2001.

STOCKHOLDER PROPOSALS. In order for the Company to include a stockholder proposal in the proxy materials for the Company's 2002 Annual Meeting of Stockholders, a stockholder must deliver the proposal in writing to the Secretary of the Company no later than February 20, 2002.

                        SECURITIES AND PRINCIPAL HOLDERS

RECORD DATE AND VOTING SECURITIES. Only the record holders of shares of the Common Stock and Preferred Stock of the Company as of the close of business on May 31, 2001 (the "Record Date"), will have the right to receive notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had the following shares of Common Stock and voting Preferred Stock issued and outstanding: (a) 11,896,419 shares of Common Stock (excluding 3,269,290 shares held in treasury); (b) 1,416.50 shares of Convertible Noncumulative Preferred Stock; and (c) 20,000 shares of Series B 12% Cumulative Convertible Preferred Stock. Each stockholder of record, as of the Record Date, will have one vote for each share of Common Stock and voting Preferred Stock of the Company (or one-half of one vote for each fractional one-half share of the Convertible Noncumulative Preferred Stock) that the stockholder owned as of the Record Date. All shares of Common Stock and voting Preferred Stock will vote together as a single class on all matters coming before the Annual Meeting, and a majority of all of the outstanding shares of Common Stock and voting Preferred Stock of the Company, represented as a single class, entitled to notice of, and to vote at, the Annual Meeting, represented in person or by proxy, will constitute a quorum for the meeting.

Pursuant to the General Corporation Law of the State of Delaware, only votes cast "For" a matter constitute affirmative votes, except proxies in which the stockholder fails to make a specification as to whether he votes "For", "Against", "Abstains" or "Withholds" as to a particular matter shall be considered as a vote "For" that matter. Votes will be tabulated by an inspector of election appointed by the Company's Board of Directors. Votes in which the stockholder specifies that he is "Withholding" or "Abstaining" from voting are counted for quorum purposes. Abstentions and broker non-votes are not considered as votes "For" a particular matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. The following table shows the total number and percentage of the outstanding shares of the Company's voting Common Stock and voting Preferred Stock beneficially owned as of the close of business on May 31, 2001, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that the Company knows to have beneficial ownership of more than five percent (5%) of the Company's voting Common Stock and voting Preferred Stock. A person is deemed to be the beneficial owner of voting shares of Common Stock of the Company which he or she could acquire within sixty (60) days of the record date.

Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown below for an individual or entity may include shares also considered beneficially owned by others.

                                                            Amounts
Name and Address                   Title                    of Shares             Percent
      of                            of                    Beneficially              of
Beneficial Owner                   Class                    Owned(1)               Class
----------------                   -----                  ------------            -------

Jack E. Golsen and                Common                  4,521,123(3)(5)(6)       34.5%
members of his family(2)          Voting Preferred           20,000(4)(6)          92.7%

Kent C. McCarthy(7)               Common                  2,363,081(7)             17.7%

Riverside Capital
Advisors, Inc.(8)                 Common                  1,467,397(8)             11.0%

James W. Sight(9)                 Common                    680,540(9)              5.7%

Paul J. Denby(10)                 Common                    648,480(10)             5.4%

----------

         (1) The Company based the information, with respect to beneficial ownership, on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company's records.

         (2) Includes Jack E. Golsen and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (a Director, Vice Chairman of the Board of Directors, and President of the Climate Control Business of the Company); son, Steven J. Golsen (Executive officer of several subsidiaries of the Company); and daughter, Linda F. Rappaport. The address of Jack E. Golsen, Sylvia H. Golsen, Barry H. Golsen, and Linda F. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen's address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179.

         (3) Includes (a) the following shares over which Jack E. Golsen ("J. Golsen") has the sole voting and dispositive power:(i) 40,000 shares that he owns of record, (ii) 4,000 shares that he has the right to acquire upon conversion of a promissory note, (iii) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of the Company's Series B 12% Cumulative Convertible Preferred Stock (the "Series B Preferred") owned of record by a trust, of which he is the sole trustee, (iv) 10,000 shares owned of record by the MG Trust, of which he is the sole trustee, (v) 69,028 shares owned of record by a trust, of which he is the sole trustee, and (vi) 206,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (b) 643,290 shares owned of record by Sylvia H. Golsen, and 394,415 shares owned of record by a trust, of which Sylvia H. Golsen is the sole trustee, over which she and her husband, J. Golsen share voting and dispositive power; (c) 246,616 shares over which Barry H. Golsen ("B. Golsen") has the sole voting and dispositive power, 533 shares owned of record by B. Golsen's wife, over which he shares the voting and dispositive power, and 167,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (d) 206,987 shares over which Steven J. Golsen ("S. Golsen") has the sole voting and dispositive power and 125,000 shares that he has the right to acquire within the next sixty (60) days under the Company's stock option plans; (e) 222,460 shares held in trust for the grandchildren of J. Golsen and Sylvia H. Golsen of which

B. Golsen, S. Golsen and Linda F. Rappaport ("L. Rappaport") jointly or individually are trustees; (f) 82,552 shares owned of record by L. Rappaport, over which L. Rappaport has the sole voting and dispositive power; (g) 1,336,799 shares owned of record by SBL Corporation ("SBL"), 39,177 shares that SBL has the right to acquire upon conversion of 9,050 shares of the Company's non-voting $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the "Series 2 Preferred"), and 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, and
(h) 60,600 shares owned of record by Golsen Petroleum Corporation ("GPC"), which is a wholly-owned subsidiary of SBL, and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC. SBL is wholly-owned by Sylvia H. Golsen (40% owner), B. Golsen (20% owner), S. Golsen (20% owner), and L. Rappaport (20% owner) and, as a result, SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power of the shares beneficially owned by SBL. SBL's address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

         (4) Includes: (a) 4,000 shares of Series B Preferred owned of record by a trust, of which J. Golsen is the sole trustee, over which he has the sole voting and dispositive power; (b) 12,000 shares of Series B Preferred owned of record by SBL; and (c) 4,000 shares owned of record by SBL's wholly-owned subsidiary, GPC, over which SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power.

         (5) Does not include 124,350 shares of Common Stock that L. Rappaport's husband owns of record and 185,000 shares which he has the right to acquire within the next sixty (60) days under the Company's stock option plans, all of which L. Rappaport disclaims beneficial ownership. Does not include 234,520 shares of Common Stock owned of record by certain trusts for the benefit of B. Golsen, S. Golsen, and L. Rappaport over which B. Golsen, S. Golsen and L. Rappaport have no voting or dispositive power. Heidi Brown Shear, an officer of the Company and the niece of J. Golsen, is the Trustee of each of these trusts.

         (6) J. Golsen disclaims beneficial ownership of the shares that B. Golsen, S. Golsen, and L. Rappaport each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen, S. Golsen, and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and (4) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and dispositive power over as noted in footnotes (3) and (4) above.

         (7) Kent C. McCarthy, manager of Jayhawk Capital Management, L.L.C. ("Jayhawk"), a Delaware limited liability company and investment advisor, is deemed to beneficially own 2,363,081 shares of the Company's Common Stock (which includes 1,451,081 shares of Common Stock receivable upon conversion of 335,200 shares of Series 2 Preferred). This number of shares includes the shares Mr. McCarthy personally owns, as well as the shares he controls as manager of Jayhawk. As manager of Jayhawk, Mr. McCarthy has sole voting and dispositive power over the Common Stock beneficially owned by Jayhawk. Jayhawk is deemed to have beneficial ownership of 1,994,116 shares of the Company's Common Stock (which includes 1,083,116 shares of Common Stock receivable upon conversion of 250,200 shares of Series 2 Preferred), all of which shares are held in portfolios of Jayhawk Institutional Partners, L.P., ("Jayhawk Institutional") a Delaware limited partnership (1,344,766 shares of Common Stock including 433,766 shares of Common Stock receivable upon conversion of 100,200 shares of Series 2 Preferred) and Jayhawk Investments, L.P., ("Jayhawk Investments") a Delaware limited partnership (649,350 shares of Common Stock receivable upon conversion of 150,000 shares of Series 2 Preferred). Jayhawk is the general partner of Jayhawk Institutional and Jayhawk Investments and, as such, has sole voting and dispositive power over these shares. Mr. McCarthy disclaims beneficial ownership of all such shares other than his personal holdings. Mr. McCarthy's address is 8201 Mission Road, Suite 110, Prairie Village, Kansas 66208.

         (8) Riverside Capital Advisors, Inc. ("Riverside") advised the Company that it owns 341,255 shares of Series 2 Preferred that is convertible into 1,467,397 shares of Common Stock. Riverside further advised the Company that it has voting and dispositive power over such shares as a result of Riverside having full discretionary investment authority over customers' accounts to which it provides investment services. The address of Riverside is 1650 Southeast 17th Street Causeway, Fort Lauderdale, Florida 33316.

         (9) James W. Sight has sole voting and dispositive power over 680,540 shares of Common Stock (which includes 145,485 shares of Common Stock receivable upon conversion of 33,677 shares of Series 2 Preferred). Mr. Sight's address is 8500 College Boulevard, Overland Park, Kansas 66210.

         (10) Paul J. Denby advised the Company that he has voting and dispositive power over 648,480 shares of Common Stock (which includes 103,680 shares of Common Stock receivable upon conversion of 24,000 shares of Series 2 Preferred). This number of shares includes 20,184 shares beneficially owned by Mr. Denby's spouse over which Mr. Denby shares voting and dispositive power. Mr. Denby's address is 4613 Redwood Court, Irving, Texas 75038.

SECURITY OWNERSHIP OF MANAGEMENT. The following table sets forth the number and percentage of shares of Company Common Stock and voting Preferred Stock owned by the directors, nominees for director, the named executive officers listed on page 16, and all directors and executive officers as a group, as of May 31, 2001:

Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown below for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within sixty (60) days of May 31, 2001, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

                                                  Amounts of Shares
   Name of                   Title of                Beneficially       Percent of
Beneficial Owner               Class                   Owned(1)            Class
----------------             --------             -----------------     ----------

Raymond B. Ackerman          Common                     46,000(2)            *

Robert C. Brown, M.D.        Common                    248,329(3)          2.1%

Charles A. Burtch            Common                     15,000(4)            *

Gerald J. Gagner             Common                     33,000(5)            *

Barry H. Golsen              Common                  2,606,518(6)         20.6%
                             Voting Preferred           16,000(6)         74.2%

Jack E. Golsen               Common                  3,469,975(7)         27.1%
                             Voting Preferred           20,000(7)         92.7%

David R. Goss                Common                    255,625(8)          2.1%

Bernard G. Ille              Common                    100,000(9)            *

Donald W. Munson             Common                     31,432(10)           *

Horace G. Rhodes             Common                     35,000(11)           *

Jerome D. Shaffer, M.D.      Common                    144,363(12)         1.2%

Tony M. Shelby               Common                    325,879(13)         2.7%

Directors and                Common                  5,671,389(14)        41.2%
Executive Officers           Voting Preferred           20,000            92.7%
as a group (14 persons)

----------
*    Less than 1%.

         (1) The Company based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the Securities and Exchange Commission, or contained in the Company's records.

         (2) This amount includes the following shares over which Mr. Ackerman shares voting and dispositive power: (i) 2,000 shares held by Mr. Ackerman's trust, and (ii) 4,000 shares held by the trust of Mr. Ackerman's wife. The remaining 40,000 shares of Common Stock included herein are shares that Mr. Ackerman may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company.

         (3) The amount shown includes 40,000 shares of Common Stock that Dr. Brown may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company. The shares, with respect to which Dr. Brown shares the voting and dispositive power, consist of 122,516 shares owned by Dr. Brown's wife, 15,000 shares held jointly by Dr. Brown and his wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which Dr. Brown serves as the trustee. The amount shown does not include 50,380 shares owned directly, or through trusts, by the children of Dr. Brown, all of which Dr. Brown disclaims beneficial ownership.

         (4) Mr. Burtch has sole voting and dispositive power over these shares, which may be acquired by Mr. Burtch pursuant to currently exercisable non-qualified stock options granted to him by the Company.

         (5) Mr. Gagner has sole voting and dispositive power over these shares, which include 30,000 shares that may be acquired by Mr. Gagner pursuant to currently exercisable non-qualified stock options granted to him by the Company.

         (6) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" for a description of the amount and nature of the shares beneficially owned by B. Golsen, including shares he has the right to acquire within sixty (60) days.

         (7) See footnotes (3), (4), and (6) of the table under "Security Ownership of Certain Beneficial Owners" for a description of the amount and nature of the shares beneficially owned by J. Golsen, including the shares he has the right to acquire within sixty (60) days.

         (8) The amount shown includes 133,000 shares that Mr. Goss has the right to acquire within sixty (60) days pursuant to options granted under the Company's stock option plans. Mr. Goss has the sole voting and dispositive power over these shares.

         (9) The amount includes (i) 40,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and dispositive power, and (ii) 50,000 shares owned of record by Mr. Ille's wife.

         (10) This amount includes (i) 432 shares of Common Stock that Mr. Munson has the right to acquire upon conversion of 100 shares of non-voting Series 2 Preferred that he beneficially owns, and (ii) 30,000 shares that Mr. Munson may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Munson has the sole voting and dispositive power.

         (11) Mr. Rhodes has sole voting and dispositive power over these shares, which include 30,000 shares that may be acquired by Mr. Rhodes pursuant to currently exercisable non-qualified stock options granted to him by the Company.

         (12) Dr. Shaffer has the sole voting and dispositive power over these shares, which include 40,000 shares that Dr. Shaffer may purchase pursuant to currently exercisable non-qualified stock options and 4,329 shares that Dr. Shaffer has the right to acquire upon conversion of 1,000 shares of Series 2 Preferred owned by Dr. Shaffer. This amount also includes 10,000 shares owned by Dr. Shaffer's wife.

         (13) Mr. Shelby has the sole voting and dispositive power over these shares, which include 133,000 shares that Mr. Shelby has the right to acquire within sixty (60) days pursuant to options granted under the Company's stock option plans and 15,151 shares that Mr. Shelby has the right to acquire upon conversion of 3,500 shares of Series 2 Preferred owned by Mr. Shelby.

         (14) The amount shown includes 1,140,000 shares of Common Stock that executive officers, directors, or entities controlled by executive officers and directors of the Company have the right to acquire within sixty (60) days.

                              ELECTION OF DIRECTORS

GENERAL. The Board of Directors has nominated for election to the Board of Directors four (4) nominees. The nominees, Jack E. Golsen, Horace G. Rhodes, Robert C. Brown, M.D., and Charles A. Burtch are presently serving as directors of the Company. Messrs. Golsen, Rhodes, Brown, and Burtch are to be elected in the class whose term expires in 2004 and until their successors are duly elected. If any of the nominees become unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy as the proxies will vote for the election of the person or persons recommended by the Board of Directors. The proxies cannot be voted for a greater number of persons than the number of nominees named above.

The Certificate of Incorporation and By-laws of the Company provide for the division of the Board of Directors into three (3) classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors elected for a term of three (3) years and until the shareholders elect their qualified successors. Jack E. Golsen, Horace G. Rhodes, Robert C. Brown, M.D., and Charles A. Burtch are presently serving as directors of the Company in the class whose term is expiring as of the Annual Meeting.

The Company's By-laws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. The By-laws presently provide that the number of directors may consist of not less than three (3) nor more than twelve (12).

The By-laws of the Company further provide that only persons nominated by or at the direction of: (i) the Board of Directors of the Company, or (ii) any stockholder of the Company entitled to vote for the election of the directors that complies with certain notice procedures, shall be eligible for election as a director of the Company. Any stockholder desiring to nominate any person as a director of the Company must give written notice to the Secretary of the Company at the Company's principal executive office not less than fifty (50) days prior to the date of the meeting of stockholders to elect directors; except, if less than sixty (60) days' notice or prior disclosure of the date of such meeting is given to the stockholders, then written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In addition, if the stockholder proposes to nominate any person, the stockholder's written notice to the Company must provide all information relating to such person that the stockholder desires to nominate that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

SERIES 2 PREFERRED.

The Company has issued and outstanding 623,550 shares of its $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 ("Series 2 Preferred"). The holders of the Series 2 Preferred do not have any voting rights except as set forth below or as otherwise required by law. Pursuant to the terms of the Series 2 Preferred, whenever dividends in the Series 2 Preferred shall be in arrears and unpaid, whether or not declared, in an amount equal to at least six quarterly dividends (whether or not consecutive): (i) the number of directors of the Company's Board of Directors shall be increased by two upon the written request of the record holders of 10% in number of the shares of the Series 2 Preferred; (ii) the holders of the Series 2 Preferred (voting separately as a class) will have the exclusive right to vote for and elect the two additional directors of the Company at a special meeting of the holders of the Series 2 Preferred; (iii) if the meeting is not called by the Company within thirty (30) days of the notice, or within thirty-five (35) days after mailing the same to the Company, then the record holders of 10% of the Series 2 Preferred may designate one of their number to call the meeting of Series 2 Preferred; (iv) notwithstanding the above, no special meeting shall be called during a period within ninety (90) days immediately preceding the date fixed for the Company's next annual meeting of stockholders; and (v) the term of the two directors elected by the Series 2 Preferred shall terminate when all cumulative and unpaid dividends on the Series 2 Preferred have been paid.

As of the date of this proxy statement, no written notice has been received by the Company by record holders of 10% of the Series 2 Preferred to call a special meeting of the Series 2 Preferred to elect the two additional directors. As a result, no Series 2 Preferred director is serving, or has been nominated to serve, as a member of the Board of Directors as of the date of this proxy statement.

The following sets forth the name, principal occupation, business experience, age, year in which the individual first became a director, and year in which the director's term will expire for each nominee for election as a director at the Annual Meeting and all other directors whose term will continue after the Annual Meeting.

NOMINEES:

ROBERT C. BROWN, M.D., 70 years old, first became a director in 1969. His term will expire in 2004. Dr. Brown has practiced medicine for many years and is Vice President and Treasurer of Plaza Medical Group, P.C. Dr. Brown is a graduate of Tufts University and received his medical degree from Tufts University.

CHARLES A. BURTCH, 66 years old, first became a director in 1999. His term will expire in 2004. Mr. Burtch was formerly Executive Vice-President and West Division Manager of BankAmerica, where he managed BankAmerica's asset-based lending division for the western third of the United States.

Mr. Burtch worked in the finance field for more than thirty-five (35) years. He is a graduate of Arizona State University.

JACK E. GOLSEN, 72 years old, first became a director in 1969. His term will expire in 2004. Mr. Golsen, founder of the Company, is Chairman of the Board and President of the Company and has served in that capacity since the inception of the Company in 1969. During 1996, Mr. Golsen was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma's leading industrialists. Mr. Golsen has a degree from the University of New Mexico in Biochemistry.

HORACE G. RHODES, 73 years old, first became a director in 1996. His term will expire in 2004. Mr. Rhodes is the Chairman of the law firm of Kerr, Irvine, Rhodes & Ables P.C. and has served in such capacity and has practiced law for a period in excess of five (5) years. Since 1972, Mr. Rhodes has served as Executive Vice President and General Counsel for the Association of Oklahoma Life Insurance Companies and since 1982 has served as Executive Vice President and General Counsel for the Oklahoma Life and Health Insurance Guaranty Association. Mr. Rhodes received his undergraduate and law degrees from the University of Oklahoma.

OTHER DIRECTORS:

RAYMOND B. ACKERMAN, 78 years old, first became a director in 1993. His term will expire in 2002. From 1952 until his retirement in 1992, Mr. Ackerman served as Chairman of the Board and President of Ackerman, McQueen, Inc., the largest advertising and public relations firm headquartered in Oklahoma. He currently serves as Chairman Emeritus of the company. Mr. Ackerman is a Rear Admiral (Ret.) in the United States Naval Reserve. Mr. Ackerman is a graduate of Oklahoma City University, and in 1996, was awarded an honorary doctorate from the school. He was elected to the Oklahoma Hall of Fame in 1993.

BARRY H. GOLSEN, 50 years old, first became a director in 1981. His term will expire in 2003. Mr. Golsen, J.D., has served as Vice Chairman of the Board of the Company since August 1994, and for more than five (5) years has been the President of the Company's Climate Control Business. Mr. Golsen has both his undergraduate and law degrees from the University of Oklahoma.

DAVID R. GOSS, 60 years old, first became a director in 1971. His term will expire in 2003. Mr. Goss, a certified public accountant, is Senior Vice President - Operations of the Company and has served in substantially the same capacity for a period in excess of five (5) years. Mr. Goss is a graduate of Rutgers University.

BERNARD G. ILLE, 74 years old, first became a director in 1971. His term will expire in 2002. Mr. Ille served as President and Chief Executive Officer of First Life Assurance Company from May, 1988, until it was acquired by another company in March 1994. For more than five (5) years prior to joining First Life, Mr. Ille served as President of United Founders Life Insurance Company. Mr. Ille is a director of Landmark Land Company, Inc., which was parent company of First Life. Mr. Ille is also a director for Quail Creek Bank, N.A. Mr. Ille is currently a private investor. He is a graduate of the University of Oklahoma.

DONALD W. MUNSON, 68 years old, first became a director in 1997. His term will expire in 2002. Mr. Munson is a resident of England. From January 1988, until his retirement in August 1992, Mr. Munson served as President and Chief Operating Officer of Lennox Industries. Prior to his election as President and Chief Operating Officer of Lennox Industries, Mr. Munson served as Executive Vice President of Lennox Industries' Division Operations, President of Lennox Canada and Managing Director of Lennox Industries' European Operations. Prior to joining Lennox Industries, Mr. Munson served in various capacities with the Howden Group, a company located in Scotland, and The Trane Company, including serving as the managing director of various companies within the Howden Group and Vice President Europe for The Trane Company. Mr. Munson is currently an international distributor for the Ducane Company, and is serving as a member of the Board of Directors of Multi Clima SA, a French manufacturer of air conditioning - heating equipment, which the Company has an option to acquire. Mr. Munson has degrees in mechanical engineering and business administration from the University of Minnesota.

JEROME D. SHAFFER, M.D., 84 years old, first became a director in 1969. His term will expire in 2003. Dr. Shaffer, a director of the Company since its inception, is currently a private investor through JDS Consulting. He practiced medicine for many years until his retirement in 1987. Dr. Shaffer received his Bachelor's and Master's degrees from Penn State College and his medical degree from Jefferson Medical College.


TONY M. SHELBY, 59 years old, first became a director in 1971. His term will expire in 2002. Mr. Shelby, a certified public accountant, is Senior Vice President and Chief Financial Officer of the Company, a position he has held for a period in excess of five (5) years. Prior to becoming Senior Vice President and Chief Financial Officer of the Company, Mr. Shelby served as Chief Financial Officer of a subsidiary of the Company and was with the accounting firm of Arthur Young & Co., a predecessor to Ernst & Young, L.L.P. Mr. Shelby is a graduate of Oklahoma City University.

----------

Approval of each nominee for election to the Board of Directors will require the affirmative vote of a plurality of the votes cast by the holders of the voting securities of the Company, voting together as one class.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
              OF THE FOUR (4) NOMINEES AS DIRECTORS OF THE COMPANY

FAMILY RELATIONSHIPS. Jack E. Golsen is the father of Barry H. Golsen and the brother-in-law of Robert C. Brown, M.D. Robert C. Brown, M.D. is the uncle of Barry H. Golsen.

CERTAIN COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS. The Company has an Executive Salary Review Committee and an Audit Committee. The Company does not have a nominating committee. The Board of Directors nominates the nominees for election as directors of the Company.

The Company's Executive Salary Review Committee has the authority to set the compensation of all officers of the Company. The present members of the Executive Salary Review Committee are Robert C. Brown, M.D., Bernard G. Ille, and Jerome D. Shaffer, M.D. During 2000, the Executive Salary Review Committee had two (2) meetings.

The Company has an Audit Committee. During 2000 and until May, 2001, the Audit Committee was comprised of Messrs. Bernard G. Ille, Horace G. Rhodes, Jerome D. Shaffer, M.D., Charles A. Burtch, and Robert C. Brown, M.D. Although the Company's Common Stock and $3.25 Convertible Exchangeable Class C Preferred Stock are traded on the Over-the-Counter Bulletin Board, the Company has decided to use the standard adopted by Section 121(A) of the American Stock Exchange's ("AMEX") listing standard, as amended, to determine the independence of the members of the Audit Committee. As a result, Dr. Brown is no longer a member of the Audit Committee, and effective June 1, 2001, the Audit Committee is comprised of Messrs. Bernard G. Ille, Horace G. Rhodes, Jerome D. Shaffer, M.D. and Charles A. Burtch, all of whom are independent pursuant to Section 121(A) of the AMEX's listing guide. The Audit Committee oversees internal controls, audits and compliance programs and recommends the Company's independent auditor and oversees their activities. The Audit Committee held six meetings in 2000. The Board has approved a written charter which governs the Audit Committee. A copy of this charter is included in Appendix A.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) and has discussed with the independent auditors the auditors' independence from the Company and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the nonaudit services provided by Ernst & Young, LLP were compatible with their independence. The Audit Committee discussed with the Company's independent auditors the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also reappointed the Company's independent auditors for 2001, subject to shareholder ratification.

Submitted by:

Bernard G. Ille (Chairman)
Jerome D. Shaffer
Horace G. Rhodes
Charles A. Burtch

Ernst & Young LLP Fees

For service rendered in 2000 by Ernst & Young LLP, our independent auditors, the Company incurred the following fees:

        Audit Fees (for the audit of the
        2000 financial statements) -                              $405,000

        All Other Fees (consisting primarily of tax
        return preparation and filing services) -                 $ 48,900

The Board of Directors of the Company held five (5) meetings in 2000. During 2000, no incumbent director attended fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 2000, or written representations that no such reports were required to be filed with the Securities and Exchange Commission, the Company believes that during 2000 all directors and officers of the Company and beneficial owners of more than ten percent (10%) of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act filed their required Forms 3, 4, or 5, as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis, except Mr. Ille filed one Form 4 inadvertently late to report two transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. A subsidiary of the Company, Hercules Energy Mfg. Corporation ("Hercules"), leased land and a building in Oklahoma City, Oklahoma from Mac Venture, Ltd. ("Mac Venture"), a limited partnership. GPC (a wholly owned subsidiary of SBL) serves as the general partner of Mac Venture. The limited partners of Mac Venture include GPC and the three children of Jack E. Golsen. See "Security Ownership of Certain Beneficial Owners" and "Security Ownership of Management" above for a discussion of the stock ownership of SBL. The warehouse and shop space leased by Hercules from Mac Venture consists of a total of 30,000 square feet. Hercules leased the property from Mac Venture for $3,750 per month under a triple net lease extension which began as of January 1, 2000, on a month-to-month basis.

Northwest Internal Medicine Associates ("Northwest"), a division of Plaza Medical Group, P.C., has an agreement with the Company to perform medical examinations of the management and supervisory personnel of the Company and its subsidiaries. In 2000, Northwest was paid $2,000 a month on a month-to-month basis to perform all such examinations. Dr. Robert C. Brown (a director of the Company) is Vice President and Treasurer of Plaza Medical Group, P.C.

In 1983, LSB Chemical Corp. ("LSB Chemical"), a subsidiary of the Company, acquired all of the outstanding stock of El Dorado Chemical Company ("EDC") from its then four stockholders ("Ex-Stockholders"). A substantial portion of the purchase price consisted of an earnout based primarily on the annual after-tax earnings of EDC for a ten-year period. During 1989, two of the Ex-Stockholders received LSB Chemical promissory notes for a portion of their earnout, in lieu of cash, totaling approximately $896,000, payable $496,000 in January 1990, and $400,000 in May, 1994. LSB Chemical agreed to a buyout of the balance of the earnout from the four Ex-Stockholders for an aggregate purchase amount of $1,231,000. LSB Chemical purchased for cash the earnout from two of the Ex-Stockholders and issued multi-year promissory notes totaling $676,000 to the other two Ex-Stockholders. Jack E. Golsen guaranteed LSB Chemical's payment obligation under the promissory notes. The unpaid balance of these notes at March 31, 2001, was $400,000.

On October 17, 1997, Prime Financial Corporation ("Prime"), a subsidiary of the Company, borrowed from SBL Corporation ("SBL"), a corporation wholly owned by the spouse and children of Jack E. Golsen, Chairman of the Board and President of the Company, the principal amount of $3,000,000 (the "Prime Loan") on an unsecured basis and payable on demand, with interest payable monthly in arrears at a variable interest rate equal to the Wall Street Journal Prime Rate plus 2% per annum. The purpose of the loan was to assist the Company by providing additional liquidity. During 2000, $700,000 in principal and $221,000 in interest was paid on this Prime Loan, and as of March 31, 2001, the unpaid principal balance on the Prime Loan was $1,750,000. In April, 2000, at the request of Prime and the Company, SBL agreed to modify the demand note to make such a term note with a maturity date no earlier than April 1, 2001, except under limited circumstances. In March 2001, this term note was amended to extend the maturity to April, 2002.

In order to make the Prime Loan to Prime, SBL and certain of its affiliates borrowed the $3,000,000 from a bank (collectively, "SBL Borrowings"), and as part of the collateral pledged by SBL to the bank in connection with such loan, SBL pledged, among other things, its note from Prime. In order to obtain SBL's agreement as provided above, and for other reasons, effective April 21, 2000, a subsidiary of the Company guaranteed on a limited basis the obligations of SBL and its affiliates relating to the unpaid principal amount due to the bank in connection with the SBL Borrowings, and, in order to secure its obligations under the guarantees, it pledged to the bank 1,973,461 shares of the Company's Common Stock that it holds as treasury stock. Under the limited guaranty, the Company's subsidiary's liability is limited to the value, from time to time, of the Common Stock of the Company pledged to secure obligations under its guarantees to the bank relating to the SBL Borrowings. As of May 31, 2001, the outstanding principal balance due to the bank from SBL as a result of such loan was $1,750,000. The Company has been advised that SBL is willing to negotiate an exchange of the unpaid balance due to SBL in connection with the loan for voting equity securities of the Company. If an exchange is negotiated, the bank would, as a condition to the exchange, be required to return Prime's Note and the shares pledged by the Company. As of the date of this proxy statement, the parties have not begun these negotiations. There are no assurances that the Company will be successful in negotiating an exchange of the Company's voting equity securities for the unpaid amount of the loan due SBL.

The Company has made a decision to attempt to dispose of its non-core assets. The non-core assets include certain small fractional oil properties owned by the Company. A committee of outside directors (Messrs. Bernard G. Ille and Horace G. Rhodes) was established to attempt to sell the Company's oil properties. In connection with this proposed transaction, the Company received two bids, one of which was from GPC to purchase the Company's oil properties for $350,000, plus the assumption of liabilities associated with the assets. Although the Committee believes that GPC's offer is superior to the other bid, it is presently considering and reviewing all aspects of GPC's offer and the other bid. GPC, a subsidiary of SBL, is owned, directly and indirectly, by Jack E. Golsen's immediate family, including Barry H. Golsen.

                             EXECUTIVE COMPENSATION
                              AND OTHER INFORMATION

EXECUTIVE COMPENSATION. The following table shows the aggregate cash compensation which the Company and its subsidiaries paid or accrued to the Chief Executive Officer and each of the other four (4) most highly-paid executive officers of the Company (which includes the Vice Chairman of the Board who also serves as President of the Company's Climate Control Business). The table includes cash distributed for services rendered during 2000, plus any cash distributed during 2000 for services rendered in a prior year, less any amount relating to those services previously included in the cash compensation table for a prior year.

                          SUMMARY COMPENSATION TABLE

                                                            Long-term
                                                             Compen-
                                                             sation
                                Annual Compensation           Awards
                            ---------------------------    ----------

                                                           Securities
                                                           Underlying
Name  and                             Salary     Bonus        Stock
Position                      Year      ($)      ($)(1)      Options
---------                    ------   ------     ------    ----------

Jack E. Golsen,               2000    477,400        --            --
Chairman  of                  1999    477,400        --       265,000
the Board,                    1998    477,400        --            --
President and
Chief Executive Officer

Barry H. Golsen,              2000    226,600        --            --
Vice Chairman of              1999    226,600   100,000       155,000
the Board of                  1998    226,600        --            --
Directors and
President of the
Climate Control
Business

David R. Goss,                2000    190,500        --            --
Senior Vice                   1999    190,500        --       100,000
President -                   1998    190,500        --            --
Operations

Tony M. Shelby,               2000    190,500        --            --
Senior Vice                   1999    190,500        --       100,000
President/Chief               1998    190,500        --            --
Financial Officer

David M. Shear,               2000    165,000        --            --
Vice President/               1999    165,000        --       100,000
General Counsel               1998    165,000        --            --

         (1) Bonuses are for services rendered for the prior fiscal year. No bonuses were paid to the above-named executive officers for 1998, 1999 or 2000 performance, except for a compensation adjustment paid in 2000 to Barry H. Golsen due to the 1999 stand-alone profitability and performance of the Climate Control Businesses which report to him. Bonuses have not been determined for 2000 performance.

         (2) Does not include perquisites and other personal benefits, securities or property for the named executive officer in any year if the aggregate amount of such compensation for such year does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for such year.

OPTION GRANTS IN 2000. There were no individual grants of stock options made to any of the named executive officers in the above Summary Compensation Table during the last fiscal year.

AGGREGATED OPTION EXERCISES IN 2000 AND FISCAL YEAR END OPTION VALUES. The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers during the last fiscal year and the year-end value of unexercised options. None of these executive officers exercised options during the year ended December 31, 2000.

                                Number of                         Value
                               Securities                    of Unexercised
                               Underlying                     In-the-Money
                               Unexercised                     Options at
                               Options at                   Fiscal Year End
                              FY End(#)(1)                      ($)(1)(2)

                              Exercisable/                    Exercisable/
    Name                     Unexercisable                    Unexercisable
    ----                     -------------                    -------------

Jack E. Golsen                153,000/                           60,699/
                              212,000(3)                        242,794
Barry H. Golsen               136,000/                           34,297/
                              124,000(4)                        137,188
David R. Goss                 106,000/                           23,740/
                               80,000(5)                         94,960
Tony M. Shelby                106,000/                           23,740/
                               80,000(5)                         94,960
David M. Shear                 97,000/                           23,740/
                               80,000(5)                         94,960

         (1) The incentive stock options granted under the Company's stock option plans become exercisable 20% after one year from date of grant, an additional 20% after two years, an additional 30% after three years, and the remaining 30% after four years.

         (2) The values are based on the difference between the price of the Company's Common Stock on the Over-the-Counter Bulletin Board at the close of trading on December 31, 2000 of $2.437 per share and the exercise price of such option. The actual value realized by a named executive officer on the exercise of these options depends on the market value of the Company's Common Stock on the date of exercise.

         (3) The amounts shown include a non-qualified stock option covering 176,500 shares of Common Stock of which 35,300 shares were exercisable at December 31, 2000.

         (4) The amounts shown include a non-qualified stock option covering 55,000 shares of Common Stock of which 11,000 shares were exercisable at December 31, 2000.

         (5) The amounts shown include a non-qualified stock option covering 35,000 shares of Common Stock of which 7,000 shares were exercisable at December 31, 2000.

OTHER PLANS. The Board of Directors has adopted an LSB Industries, Inc., Employee Savings Plan (the "401(k) Plan") for the employees (including executive officers) of the Company and its subsidiaries, excluding certain (but not all) employees covered under union agreements. The 401(k) Plan is an employee contribution plan, and the Company and its subsidiaries (with certain limited exceptions) make no contributions to the 401(k) Plan. The amount that an employee may contribute to the 401(k) Plan equals a certain percentage of the employee's compensation, with the percentage based on the employee's income and certain other criteria as required under Section 401(k) of the Internal Revenue Code. The Company or subsidiary deducts the amounts contributed to the 401(k) Plan from the employee's compensation each pay period, in accordance with the employee's instructions, and pays the amount into the 401(k) Plan for the employee's benefit. The Summary Compensation Table set forth above includes any amount contributed and deferred during the 1998, 1999, and 2000 fiscal years pursuant to the 401(k) Plan by the named executive officers of the Company.

The Company has a death benefit plan for certain key employees. Under the plan, the designated beneficiary of an employee covered by the plan will receive a monthly benefit for a period of ten (10) years if the employee dies while in the employment of the Company or a wholly-owned subsidiary of the Company. The agreement with each employee provides, in addition to being subject to other terms and conditions set forth in the agreement, that the Company may terminate the agreement as to any employee at anytime prior to the employee's death. The Company has purchased life insurance on the life of each employee covered under the plan to provide, in large part, a source of funds for the Company's obligations under the Plan. The Company also will fund a portion of the benefits by investing the proceeds of such insurance policy received by the Company upon the employee's death. The Company is the owner and sole beneficiary of the insurance policy with the proceeds payable to the Company upon the death of the employee. The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the executive officers named in the Summary Compensation Table set forth above under the above-described death benefits plan.

                                      Amount of
        Name of Individual         Annual Payment
        ------------------         --------------

          Jack E. Golsen             $175,000
          Barry H. Golsen            $ 30,000
          David R. Goss              $ 35,000
          Tony M. Shelby             $ 35,000
          David M. Shear             $    N/A

In addition to the above-described plans, during 1991 the Company entered into a non-qualified arrangement with certain key employees of the Company and its subsidiaries to provide compensation to such individuals in the event that they are employed by the Company or a subsidiary of the Company at age 65. Under the plan, the employee will be eligible to receive for the life of such employee, a designated benefit as set forth in the plan. In addition, if prior to attaining the age 65 the employee dies while in the employment of the Company or a subsidiary of the Company, the designated beneficiary of the employee will receive a monthly benefit for a period of ten (10) years. The agreement with each employee provides, in addition to being subject to other terms and conditions set forth in the agreement, that the Company may terminate the agreement as to any employee at any time prior to the employee's death. The Company has purchased insurance on the life of each employee covered under the plan where the Company is the owner and sole beneficiary of the insurance policy, with the proceeds payable to the Company to provide a source of funds for the Company's obligations under the plan. The Company may also fund a portion of the benefits by investing the proceeds of such insurance policies. Under the terms of the plan, if the employee becomes disabled while in the employment of the Company or a wholly-owned subsidiary of the Company, the employee may request the Company to cash-in any life insurance on the life of such employee purchased to fund the Company's obligations under the plan. Jack E. Golsen does not participate in the plan. The following table sets forth the amounts of annual benefits payable to the executive officers named in the Summary Compensation Table set forth above under such retirement plan.

                                     Amount of
        Name of Individual        Annual Payment
        ------------------        --------------

          Barry H. Golsen            $ 17,480
          David R. Goss              $ 17,403
          Tony M. Shelby             $ 15,605
          David M. Shear             $ 17,822

COMPENSATION OF DIRECTORS. In 2000, the Company compensated eight non-management directors in the amount of $4,500 each for their services. The non-management directors of the Company also received $500 for every meeting of the Board of Directors attended during 2000. The following members of the Audit Committee, consisting of Messrs. Rhodes, Ille, Brown (who resigned as a member of the Audit Committee effective May 31, 2001), and Shaffer, received an additional $20,000 each for their services in 2000. In 2000, Mr. Burtch was paid $16,000 for serving on the Audit Committee during part of 1999 and $20,000 for his service on the Audit Committee in 2000. During 1997, the Board of Directors established a special committee of the Board of Directors for European business development (the "European Operations Committee") and elected Mr. Munson as a member of that committee. During 2000, Mr. Munson was paid approximately $37,300 for his services on the European Operations Committee.

In September, 1993, the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "Outside Director Plan"). The Outside Director Plan authorizes the grant of non-qualified stock options to each member of the Company's Board of Directors who is not an officer or employee of the Company or its subsidiaries. The maximum shares for which options may be issued under the Outside Director Plan will be 150,000 shares (subject to adjustment as provided in the Outside Director Plan). The Company shall automatically grant to each outside director an option to acquire 5,000 shares of the Company's Common Stock on April 30 following the end of each of the Company's fiscal years in which the Company realizes net income of $9.2 million or more for such fiscal year. The exercise price for an option granted under the Outside Director Plan shall be the fair market value of the shares of Common Stock at the time the option is granted. Each option granted under the Outside Director Plan, to the extent not exercised, shall terminate upon the earlier of the termination of the outside director as a member of the Company's Board of Directors or the fifth anniversary of the date such option was granted. The Company did not grant options under the Outside Director Plan in April, 1998, 1999, and 2000.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

(a) TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS. The Company has entered into severance agreements with Jack E. Golsen, Barry H. Golsen, Tony M. Shelby, David R. Goss, David M. Shear, and certain other officers of the Company and subsidiaries of the Company.

Each severance agreement provides (among other things) that if, within twenty-four (24) months after the occurrence of a change in control (as defined) of the Company, the Company terminates the officer's employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), the Company must pay the officer an amount equal to 2.9 times the officer's base amount (as defined). The phrase "base amount" means the average annual gross compensation paid by the Company to the officer and includable in the officer's gross income during the period consisting of the most recent five
(5) year period immediately preceding the change in control. If the officer has been employed by the Company for less than 5 years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for the Company.

The severance agreements provide that a "change in control" means a change in control of the Company of a nature that would require the filing of a Form 8-K with the Securities and Exchange Commission and, in any event, would mean when:
(1) any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company's outstanding voting securities having the right to vote for the election of directors, except acquisitions by: (a) any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or (b) Jack E. Golsen, his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least eighty percent (80%) of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates; (2) individuals who, as of the date of the severance agreement, constitute the Board of Directors of the Company (the "Incumbent Board") and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or (3) the sale by the Company of all or substantially all of its assets.

Except for the severance agreement with Jack E. Golsen, the termination of an officer's employment with the Company "for cause" means termination because of:
(a) the mental or physical disability from performing the officer's duties for a period of one hundred twenty (120) consecutive days or one hundred eighty days (180) (even though not consecutive) within a three hundred sixty (360) day period; (b) the conviction of a felony; (c) the embezzlement by the officer of Company assets resulting in substantial personal enrichment of the officer at the expense of the Company; or (d) the willful failure (when not mentally or physically disabled) to follow a direct written order from the Company's Board of Directors within the reasonable scope of the officer's duties performed during the sixty (60) day period prior to the change in control. The definition of "Cause" contained in the severance agreement with Jack E. Golsen means termination because of: (a) the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or (b) if due to Mr. Golsen's serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company and its subsidiaries, taken as a whole, provided that (i) no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and (ii) failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

The termination of an officer's employment with the Company for "good reason" means termination because of (a) the assignment to the officer of duties inconsistent with the officer's position, authority, duties, or responsibilities during the sixty (60) day period immediately preceding the change in control of the Company or any other action which results in the diminishment of those duties, position, authority, or responsibilities; (b) the relocation of the officer; (c) any purported termination by the Company of the officer's employment with the Company otherwise than as permitted by the severance agreement; or (d) in the event of a change in control of the Company, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

Except for the severance agreement with Jack E. Golsen, each severance agreement runs until the earlier of: (a) three years after the date of the severance agreement, or (b) the officer's normal retirement date from the Company; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless the Company gives notice otherwise at least sixty (60) days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three
(3) years from the date of the severance agreement; except that, commencing on the date one (1) year after the date of such severance agreement and on each annual anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three (3) years from such renewal date, unless the Company gives notice otherwise at least one (1) year prior to the renewal date.

(b) EMPLOYMENT AGREEMENT. In March 1996, the Company entered into an employment agreement with Jack E. Golsen. The employment agreement requires the Company to employ Jack E. Golsen as an executive officer of the Company for an initial term of three (3) years and provides for two (2) automatic renewals of three (3) years each unless terminated by either party by the giving of written notice at least one (1) year prior to the end of the initial or first renewal period, whichever is applicable. Under the terms of such employment agreement, Mr. Golsen shall (i) be paid (a) an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation Committee, but such shall never be adjusted to an amount less than Mr. Golsen's 1995 base salary, (b) an annual bonus in an amount as determined by the Compensation Committee, and (ii) receive from the Company certain other fringe benefits. The employment agreement provides that Mr. Golsen's employment may not be terminated, except (i) upon conviction of a felony involving moral turpitude after all appeals have been exhausted, (ii) Mr. Golsen's serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in the Company's or its subsidiaries' best interest, and (iii) Mr. Golsen's death; provided, however, no such termination under (i) or (ii) above may occur unless and until the Company has delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated (i) or (ii) above. If Mr. Golsen's employment is terminated in breach of this Agreement, then he shall, in addition to his other rights and remedies, receive and the Company shall (i) pay to Mr. Golsen in a lump sum cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen's annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times (a) the number of years remaining under the employment agreement or (b) four (4) if such termination occurs during the last twelve (12) months of the initial period or the first renewal period, and (ii) provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement, or, if terminated at any time during the last twelve (12) months of the initial period or first renewal period, then during the remainder of the term and the next renewal period.

If there is a change in control (as defined in the severance agreement between Mr. Golsen and the Company) and within twenty-four (24) months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement between Mr. Golsen and the Company shall be controlling.

In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of twelve (12) consecutive months within any two (2) year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter sixty percent (60%) of such salary until Mr. Golsen's death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company's Executive Salary Review Committee has the authority to set the compensation of all officers of the Company. This Committee generally considers and approves the recommendations of the President. The members of the Executive Salary Review Committee are the following non-management directors: Robert C. Brown, M.D., Jerome D. Shaffer, M.D., and Bernard G. Ille. See "Certain Relationships and Related Transactions" for additional compensation paid to Dr. Brown.

See "Compensation of Directors" for information concerning compensation paid and options granted to non-employee directors of the Company during 2000 for services rendered as directors to the Company.

REPORT OF EXECUTIVE SALARY REVIEW COMMITTEE. The following report by the Executive Salary Review Committee required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement shall not be considered incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

GENERAL. The Executive Salary Review Committee ("Committee") is presently comprised of three (3) directors of the Company, who are not current or former employees of the Company. See "Certain Committees and Meetings of the Board of Directors." The Committee is responsible for reviewing and approving the compensation paid to executive officers of the Company.

COMPENSATION POLICY FOR EXECUTIVE OFFICERS. Although the Committee has not established specific quantitative compensation policies for executive officers of the Company, including the President-Chief Executive Officer, the Committee reviews each executive officer's performance on behalf of the Company during the last preceding year in establishing the executive officer's bonus for such year, if any, and any increase or decreases to such executive officers' compensation for the next year. The guiding principle of the Committee is based on the following objectives: (i) to attract and retain qualified executives in a highly competitive environment who will play significant roles in achieving the Company's goals; (ii) to reward executives for strategic management and the long-term enhancement of shareholder value; (iii) to create a performance-oriented environment that rewards performance with respect to financial and operational goals of the Company; and, (iv) motivate executives to protect the interests of the Company in all situations. The key elements of the Company's executive compensation program have consisted of a base salary, bonus and stock options.

As to the compensation (salary and bonus) paid or payable to executive officers, other than the President-Chief Executive Officer, the President-Chief Executive Officer makes a recommendation to the Committee. The Committee considers such recommendations. The President-Chief Executive Officer's recommendation with respect to base salary and the Committee's approval or disapproval of such recommendation is primarily based on the objectives set forth above. With respect to bonus compensation, such recommendation by the President - Chief Executive Officer and approval is closely tied to the individual's performance and the Company's financial performance.

Jack E. Golsen has been President and Chief Executive Officer of the Company since its formation in 1969. In setting Mr. Golsen's compensation, the Committee takes into account the fact that Mr. Golsen continues the strategy of expanding the Company through internal growth, acquisitions, redeployment of assets and personnel, the complexity of issues required to be dealt with, and development of international markets. Due to operating losses sustained by the Company in 1998, 1999, and 2000, there were no increases in Mr. Golsen's annual salary for 1998, 1999, or 2000. In March, 1996, the Company entered into an employment agreement with Mr. Golsen, which employment agreement set Mr. Golsen's salary at his 1995 base rate, as adjusted from time to time by the Committee. See "Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change in Control Arrangements".

Bonuses, if any, are paid to executive officers in arrears for performance during the previous fiscal year. The Committee considers the payment of bonuses to be consistent with the goals set forth above. Due to the Company's performance in 1997, 1998, and 1999, no bonuses were paid for 1997, 1998, or 1999 performance to the executive officers of the Company, including Jack E. Golsen, except for a compensation adjustment paid in 2000 to Barry H. Golsen due to the 1999 stand-alone profitability and performance of the Climate Control Businesses which report to him (see Summary Compensation Table contained in this Proxy Statement). Bonuses have not been determined for 2000 performance.

The Company has had a practice of granting stock options to the President-Chief Executive Officer and other executive officers of the Company. This practice is founded on the belief that stock options offer executive officers a valuable incentive to achieve increased profitability of the Company in order to enhance shareholder value. There are no specific factors used to determine the number of options granted or to the timing of such grants; however, certain criteria are considered such as length of service, level of responsibility, and the achievement of the Company's earnings objectives.

                            MEMBERS OF THE COMMITTEE:

                            Bernard G. Ille, Chairman
                            Robert C. Brown, M.D.
                            Jerome D. Shaffer, M.D.

FIVE YEAR TOTAL SHAREHOLDER RETURN GRAPH. The following table compares the yearly percentage change in the cumulative total shareholder return assuming reinvestment of dividends, if any, of (i) the Company, (ii) a composite index ("Peer Group") comprised of a peer group of entities from two distinct industries which represent the Company's two primary lines of business (Chemical and Climate Control), and (iii) the American Stock Exchange Market Value Index ("AMEX MVI)". The table set forth below covers the period from year-end 1995 through year-end 2000.

                           [STOCK PERFORMANCE GRAPH]

                                               FISCAL YEAR ENDING
                                               ------------------

                      12/29/1995  12/29/1996  12/31/1997  12/31/1998  12/31/1999  12/29/2000
                      ----------  ----------  ----------  ----------  ----------  ----------
LSB INDUSTRIES, INC.    100.00      104.07       95.28       78.13       33.26       57.66
PEER GROUP              100.00      110.95      120.94      119.15      120.45      114.84
AMEX MVI                100.00      105.52      126.97      125.25      156.15      154.23

         Assumes $100 invested at year-end 1995 in the Company, the Peer Group, and the AMEX MVI.

The Peer Group was developed for the Company by Media General Financial Services and is comprised of certain companies that have Standard Industrial Classification ("SIC") codes which the Company believes correspond to the Company's primary lines of business. The companies which comprise the Peer Group are listed on Exhibit "B" to this Proxy Statement. The Peer Group is comprised of (a) chemical companies having SIC codes 112 (agricultural chemicals) and 113 (specialty chemicals); and (b) climate control companies having SIC code 634 (general building materials), and is provided for comparison to the Company's two primary lines of business, Chemical and Climate Control. The AMEX MVI line is provided because the Company believes that those companies listed in the AMEX most closely resemble the size and composition of the Company. The Company has been advised that the cumulative total return of each component company in the Peer Group has been weighted according to the respective company's stock market capitalization. In light of the Company's unique industry diversification and current market capitalization, the Company believes that the Peer Group and AMEX MVI are appropriate for comparison to the Company.

The above Five-Year Total Shareholder Return Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

                        SELECTION OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG LLP. The Board of Directors, based on the recommendation of the Audit Committee, has recommended, subject to ratification by the shareholders, the firm of Ernst & Young LLP, certified public accountants, ("Ernst & Young") as the Company's auditors for 2001, subject to the approval and ratification by the stockholders. Ernst & Young (or its predecessor, Arthur Young & Company) has served as the Company's auditors for a period in excess of five (5) years, including the fiscal year most recently completed. See "Election of Directors - Certain Committees and Meetings of the Board of Directors".

In line with past practices, it is expected that one or more representatives of Ernst & Young will attend the Annual Meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may come before the Annual Meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

Pursuant to the By-laws of the Company, only such business shall be conducted at the Annual Meeting as shall have been brought before the meeting (i) by or at the direction of the Board of Directors of the Company, or (ii) by any stockholder of the Company who is entitled to vote at the Annual Meeting and who complies with the following notice requirements. No business may be properly brought before the Annual Meeting by a stockholder unless the stockholder gives written notice to the Secretary of the Company of the business to be presented at the Annual Meeting not less than fifty (50) days prior to the date of the Annual Meeting (or in the event that less than sixty (60) days notice, or public disclosure of the date of the Annual Meeting, is given or made to stockholders, written notice by the stockholder must be received by the Secretary of the Company not later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting was mailed or public disclosure was made). The written notice must set forth: (i) a brief description of the business desired to be presented before the Annual Meeting and reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (iii) the class and number of shares of the Company's voting stock beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business.

A copy of the Company's Form 10-K, as filed with the Securities and Exchange Commission, is available upon request. Requests should be made to the director, corporate communications, at the corporate offices in Oklahoma City.

                                                       LSB INDUSTRIES, INC.
                                                       BY ORDER OF
                                                       THE BOARD OF DIRECTORS



                                                       DAVID M. SHEAR
                                                       SECRETARY


DATE:  JUNE 20, 2001

                                   EXHIBIT "A"

                             AUDIT COMMITTEE CHARTER


Organization

This charter governs the operations of the Audit Committee (the "Committee"). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall include at least three independent directors. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, [or shall become financially literate within a reasonable period of time after appointment to the Committee,] and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. The primary responsibility for the Company's financial reporting lies with management, overseen by the Board of Directors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of nonaudit services with the auditors' independence. Annually, the Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholders' approval.

o The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

o The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

o Investigate any matter brought to its attention within the scope of its duties and make such special inquiries as are specifically referred to it by the Board of Directors with power to direct the Company's in-house counsel to investigate any matter or to retain outside counsel for this purpose if, in the Committee's judgement, that is appropriate.

o If required by regulation or law, review the Company's disclosure in the Proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the Annual Report to Shareholders or the Proxy statement at least triennially or the year after any significant amendment to the Charter.

         In addition to the items set forth above, the Committee may in its discretion:

o Authorize the independent public accountants to perform such supplemental review or audits as the Committee may deem desirable.

o Review from time to time the program management establishes to monitor compliance with the Code of Conduct.

o Meet regularly with the Company's general counsel, and outside counsel when appropriate, to discuss legal matters that may have a significant impact on the Company's financial statements.

                                   EXHIBIT "B"

AAON INC                                     LANCER CORP
ACETO CORP                                   LESCO INC
AGRIUM INC                                   LUBRIZOL CORP
ALCIDE CORP                                  MACDERMID INC
AMCOL INTERNATIONAL CORP                     MACE SECURITY INTERNAT
AMERICAN PACIFIC CORP                        MARK SOLUTIONS INC
AMERICAN STANDARD COS                        MARTIN INDUSTRIES INC
AMERICAN VANGUARD CORP                       MARTIN MARIETTA MATERIAL
AMERON INTERNAT CORP                         MESTEK INC
ARCH CHEMICALS INC                           METHANEX CORPORATION
ARMSTRONG HOLDINGS INC                       MINERALS TECHNOLOGIES
BALCHEM CORP                                 MINING SERVICES INTERNAT
BERGER HOLDINGS INC LTD                      MISSISSIPPI CHEMICAL CP
BRADY CORPORATION CL A                       NCH CORP
BUTLER MANUFACTURING CO                      NCI BUILDING SYSTEMS INC
CABOT CORP                                   NORTHERN TECHNOLOGY
CALGON CARBON CORP                           OIL-DRI CORP OF AMERICA
CAMBREX CORP                                 OM GROUP INC
CARBO CERAMICS INC                           OMNOVA SOLUTIONS INC
CERADYNE INC                                 OWENS-CORNING
CFC INTERNATIONAL INC                        PACER TECHNOLOGY
CHEMFIRST INC                                PAMECO CORP
COLONIAL COMMERCIAL CORP                     PENFORD CORP
CONTINENTAL MATERIALS CP                     PHOSPHATE RESOURCE PTNRS
COORSTEK INCORPORATED                        POLYDEX PHARMACEUTICALS
COPENE PETRO DO NORDEST                      PROLONG INTERNAT CORP
CORIMON SA ADS                               QUAKER CHEMICAL CORP
CROMPTON CORPORATION                         RHODIA ADS
CYANOTECH CORP                               RONSON CORP
CYTEC INDUSTRIES INC                         RPM INC
DAL-TILE INTERNAT INC                        SCOTTS CO CL A
DANAHER CORP                                 SHERWIN-WILLIAMS CO
DETREX CORPORATION                           SOCIEDAD QUIMICA CHILE
DREW INDUSTRIES INC                          SOCIEDAD QUIMICA Y MINER
ECO SOIL SYSTEMS INC                         SURMODICS INCSYNTHETECH INC
ELCOR CORP                                   SYNTHETEC INC.
EPL TECHNOLOGIES INC                         TAT TECHNOL LTD
ETHYL CORP                                   TECUMSEH PRODUCTS CL A
FERRO CORP                                   TECUMSEH PRODUCTS CL B
FLAMEMASTER CORP                             TEMTEX INDUSTRIES INC
GREAT LAKES CHEMICAL CP                      TERRA NITROGEN CO LP
GRIFFON CORP                                 TRAMFORD INTERNAT LTD
H.B. FULLER CO                               U.S. AGGREGATES INC
HAUSER INC (CO)                              U.S. HOME & GARDEN INC
HIGH PLAINS CORP                             U.S. LIME & MINERALS INC.
IMC GLOBAL INC                               UNITED DOMINION IND
INTERNACIONAL DE CERAMIC                     USG CORP
INTERNAT ALUMINUM CORP                       VALHI INC
INTERNAT FLAVORS & FRAG                      VALSPAR CORP
INTERNAT SPECIALTY PRODS                     VERDANT BRANDS INC
JILIN CHEMICAL INDUSTRL                      VULCAN MATERIALS CO
KEVCO INC                                    W.R. GRACE & CO
KMG CHEMICALS INC                            WD-40 CO
KYZEN CORP CL A                              YORK INTERNAT CORP

--------------------------------------------------------------------------------


LSB INDUSTRIES, INC.                         PROXY                     THIS PROXY IS
16 SOUTH PENNSYLVANIA                FOR THE ANNUAL MEETING            SOLICITED BY THE
POST OFFICE BOX 754                     OF SHAREHOLDERS                BOARD OF DIRECTORS
OKLAHOMA CITY, OKLAHOMA 73101                                          OF LSB INDUSTRIES, INC.


         The undersigned hereby appoints Jack E. Golsen and Tony M. Shelby, and each of them, the undersigned's proxy, with full power of substitution, to attend the annual meeting of the shareholders of LSB Industries, Inc., (the "Company") on Thursday July 19, 2001, at 11:30 a.m., Central Daylight Time, at the Company's financial center located at 4000 Northwest 39th Expressway, Oklahoma City, Oklahoma 73112 and at any adjournment of that meeting and to vote the undersigned's shares of the Common Stock, Convertible Noncumulative Preferred Stock, and 12% Series B Cumulative Convertible Preferred Stock as designated below.

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

         (1) Election of Directors

             [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)
             [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW
                (Instruction: To withhold authority for an individual nominee, strike through the nominee's name below.)

                    Robert C. Brown, M.D.        Charles A. Burtch        Jack E. Golsen        Horace G. Rhodes

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES.

         (2) Approval and ratification of Selection of Independent Auditors

                 [ ] FOR                             [ ] AGAINST                             [ ] ABSTAIN

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS ITEM.

         (3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
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




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         The persons named above will vote the shares of stock represented by this Proxy Card in accordance with the specifications made in Items 1 and 2. If the undersigned makes no specification, the persons named above will vote the shares "FOR" Items 1 and 2.

Please sign exactly as your name appears below, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this Proxy Card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If joint tenants, both persons should sign.


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                              Date

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                              Name of Shareholder (Please Print)

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                              New Address (Street, City, State)

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                              Signature and Title

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                              Signature and Title

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                              Signature and Title